Exhibit 3.10

FILED IN THE OFFICE OF THE SECRETARY OF STATE OF THE STATE OF NEVADA FEB 19 1997 No. C3319-97 Dean Heller, Secretary of State	ARTICLES OF INCORPORATION OF R. BLACK, INC.

The undersigned, being the original incorporator herein named, for the purpose of forming a corporation under the general corporation laws of the State of Nevada to do business within and without the State of Nevada, does make and file these Articles of Incorporation hereby declaring and certifying that the facts herein stated are true:

ARTICLE I

NAME

The name of the corporation is:

R. BLACK, INC.

ARTICLE II

RESIDENT AGENT AND REGISTERED OFFICE

Section 2.01.        Resident Agent. The name and address of the resident agent for service of process is KEEFER, O’REILLY, FERRARIO & LUBBERS, 325 South Maryland Parkway, Suite One, Las Vegas, NV 89101.

Section 2.02.        Other Offices. The corporation may also maintain offices for the transaction of any business at such other places within or without the State of Nevada as it may from time to time determine. Corporate business of every kind and nature may be conducted, and meetings of directors and stockholders may be held outside the State of Nevada with the same effect as if in the State of Nevada.

ARTICLE III

SHARES OF STOCK

The amount of the total authorized capital stock of this corporation is twenty-five thousand (25,000) shares of no-par value Common Stock. The Common Stock may be issued from time to time without action by the stockholders. The Common Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors.

The Board of Directors may issue such shares of Common Stock in one or more series, at such price and in such number of each series, with such voting powers, designations, preferences and rights of qualifications, limitations, or restrictions thereof as shall be stated in the resolution or resolutions adopted by them.

ARTICLE IV

DIRECTORS

Section 4.01.        Governing Board. The members of the governing board of the corporation shall be styled as directors.

Section 4.02.        Initial Board of Directors. The initial Board of Directors shall consist of not less than one (1) nor more than five (5) members as set forth in the Bylaws. The names and addresses of the initial members of the Board of Directors are as follows:

Name	Address

Robert R. Black, Sr.	911 North Buffalo Drive, Suite 201 Las Vegas, Nevada 89128

These individuals shall serve as Directors until the first annual meeting of the stockholders or until their successors shall have been elected and qualified.

Section 4.03.        Change in Number of Directors. The number of specific or total directors may be increased or decreased by a duly adopted amendment to the Bylaws of the corporation.

ARTICLE V

INCORPORATOR

The name and address of the incorporator is:

Preston B. Howard, Esq.	325 South Maryland Parkway Las Vegas, Nevada 89101

ARTICLE VI

DIRECTORS’ AND OFFICERS’ LIABILITY

A director or officer of the corporation shall not be personally liable to this corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, but this Article VI shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law or (ii) the payment of distributions in violation of NRS 78.300. Any repeal or modification of this Article by the stockholders of the corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director or officer of the corporation for acts or omissions prior to such repeal or modification.

ARTICLE VII

INDEMNITY

Every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative by reason of the fact that he, or a person of whom he is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability, and loss (including attorneys’ fees, judgments, fines, and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. The expenses of officers and directors incurred in defending a civil or criminal action, suit, or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. Such right of indemnification shall not be exclusive of any other right which such directors, officers, or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any Bylaw, agreement, vote of stockholders, provision of law, or otherwise, as well as their rights under this Article.

ARTICLE VIII

AMENDMENTS

This corporation reserves the right to amend, alter, change, or repeal any provision contained in these Articles of Incorporation or its Bylaws in the manner now or hereafter prescribed by statute or by these Articles of Incorporation or said Bylaws, and all rights conferred upon the stockholders are granted subject to this reservation.

ARTICLE IX

POWERS OF DIRECTORS

In furtherance, and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

(1)           Subject to the Bylaws, if any, adopted by the stockholders, to make, alter, or repeal the Bylaws of the corporation;

(2)           To authorize and cause to be executed mortgages and liens, with or without limit as to amount, upon the real and personal property of the corporation;

(3)           To authorize the guaranty by the corporation of securities, evidences of indebtedness, and obligations of other persons, corporations, and business entities;

(4)           To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve; and

(5)           By resolution adopted by a majority of the whole Board, to designate one or more committees, each committee to consist of one or more of the directors of the corporation, which, to the extent provided in the resolution or in the Bylaws of the corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the corporation and may authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the Bylaws of the corporation or as may be determined from time to time by resolution adopted by the Board of Directors.

All corporate powers of the corporation shall be exercised by the Board of Directors except as otherwise provided herein or by law.

IN WITNESS WHEREOF, I have hereunto set my hand this 19th day of February 1997 hereby declaring and certifying that the facts stated hereinabove are true.

/s/ Preston B. Howard
Preston B. Howard, Esq. KEEFER, OREILLY, FERRARIO & LUBBERS 325 South Maryland Parkway Las Vegas, Nevada 89101

ACKNOWLEDGMENT

STATE OF NEVADA COUNTY OF CLARK	}ss.

On this 19th day of February, 1997, personally appeared before me, a Notary Public, Preston B. Howard, Esq., who acknowledged to me that he executed the foregoing instrument.

/s/ Tina M. Walls
NOTARY PUBLIC in and for said County and State

[SEAL]

CERTIFICATE OF ACCEPTANCE
OF APPOINTMENT BY RESIDENT AGENT

In the matter of R. BLACK, INC., the firm of KEEFER O’REILLY, FERRARIO & LUBBERS, with an address at 325 South Maryland Parkway, Las Vegas, County of Clark, State of Nevada 89101, hereby accepts the appointment as Resident Agent of the above-entitled corporation in accordance with NRS 78.090.

The mailing address for the above registered office is 325 South Maryland Parkway, Suite One, Las Vegas, NV 89101, County of Clark.

IN WITNESS WHEREOF, we hereunto set our hand this 19th day of February 1997.

KEEFER O’REILLY, FERRARIO & LUBBERS

By:	/s/ Preston B. Howard
Preston B. Howard, Esq.